Exhibit 10.2

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
AGREEMENT OF SUBLEASE

        AGREEMENT OF SUBLEASE (the “Sublease Agreement” or “Sublease”), dated as of the 6th day of March, 2023, by and between ZENTALIS PHARMACEUTICALS, INC., a Delaware corporation, whose address is 1359 Broadway, Suite 1710, New York, NY 10018 (“Sublessor”), and LM COHEN & CO. LLP, a New York limited liability partnership whose address is 535 Fifth Avenue, 12th Floor, New York, New York (“Sublessee”).

    Basic Sublease Definitions.

NAME OF SUBLESSOR:	Zentalis Pharmaceuticals, Inc.

STATE OF FORMATION:	Delaware

SUBLESSOR'S ADDRESS(ES) FOR NOTICES:	Zentalis Pharmaceuticals, Inc. 10275 Science Center Drive, Suite 200 San Diego, CA 92121

PAYMENT OF RENT ADDRESS:	Zentalis Pharmaceuticals, Inc. 10275 Science Center Drive, Suite 200 San Diego, CA 92121

NAME OF SUBLESSEE:	LM Cohen & Co. LLP

STATE OF FORMATION:	New York

SUBLESSEE'S ADDRESS	535 Fifth Avenue, 12th Floor, New York, New York
UNDERLYING LANDLORD:	ESRT 1359 Broadway, L.L.C.

UNDERLYING LEASE AND AMENDMENTS:	See Exhibit B

SUBLET PREMISES:	Suites 1710 and 1800, totaling an agreed-upon 31,362 rentable square feet

BUILDING:	1359 Broadway New York, NY 10018

COMMENCEMENT DATE:	The later of: (i) ten (10) business days following written notice of the date and time of receipt of written consent to this Sublease Agreement by Underlying Landlord; or (ii) May 1, 2023.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

TERM:	From the Commencement Date through November 29, 2032 (the “Expiration Date”)

PERMITTED USES:	Solely as general, administrative and executive offices for the conduct of Tenant’s business, and such incidental uses as permitted by the Underlying Lease

FF&E	See Schedule 7(B)

SECURITY DEPOSIT:	[***] LOC (See Section 1(G) below)

BROKER(S):	CBRE, Inc. LSLNY, LLC d/b/a LSL Advisors

All capitalized terms used in the text of this Sublease without definition are defined above or if not defined above, then defined in the Underlying Lease.

SUBLESSOR:                SUBLESSEE:

Zentalis Pharmaceuticals, Inc.        LM Cohen & Co. LLP

By: /s/ Kimberly Blackwell, M.D.        By: /s/ [***]
Name: Kimberly Blackwell, M.D.        Name: [***]
Title: Chief Executive Officer        Title: Managing Partner

Zentalis Pharmaceuticals, Inc.

By: /s/ Melissa Epperly
Name: Melissa Epperly
Title: Chief Financial Officer

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

W I T N E S E T H:

        WHEREAS, Sublessor is the tenant of the Premises in the Building, as defined in the Underlying Lease and Sublessee is desirous of subletting all of such Premises (hereafter, the “Sublet Premises”) from Sublessor upon the terms and conditions hereinafter set forth:

        NOW, THEREFORE, in consideration of the rental payments to be made hereunder by Sublessee to Sublessor and the mutual terms, covenants, conditions, provisions and agreements hereinafter set forth, Sublessor does hereby sublet to Sublessee and Sublessee does hereby take and hire from Sublessor, the Sublet Premises.

    Fixed Basic Rent; Additional Rent; Security Deposit.

    A.     During the Term, Sublessee shall pay basic rent to Sublessor on the first day of each and every calendar month in the monthly amounts set forth on Schedule 1(A) attached hereto (“Basic Rent”). If the Commencement Date is not the first day of the month, the first month’s Basic Rent will be prorated and payable (with the Security Deposit) on the Commencement Date (or following business day if such payments cannot be reasonably made on the Commencement Date).
All Basic Rent shall be paid by Sublessee at the Payment of Rent Address set forth above, or at such other place as Sublessor may designate, without any notice, setoff or deduction whatsoever. Sublessee’s obligation to make such payments shall survive the expiration or sooner termination of this Sublease.

    B.     The term “Additional Rent” as used herein shall mean any and all amounts, sums, fees or other charges payable by Sublessee to Sublessor hereunder specifically including, without limitation, Operating Expense Escalations (as defined below), Tax Escalations (as defined below) and IT Equipment Fee (as defined below), but specifically excluding Basic Rent and use and occupancy charges following any holdover. Unless otherwise expressly set forth herein, Additional Rent shall be due within thirty (30) days after Sublessor gives Sublessee notice thereof. Sublessor shall have the same rights and remedies provided herein or by law with respect to Sublessee’s non-payment of Additional Rent as it has with respect to Sublessee’s non-payment of Basic Rent.

    C.    In the event of non-payment of Rent (which shall mean collectively, Basic Rent and Additional Rent), Sublessor shall have all the rights and remedies herein provided for in case of non-payment of Rent (or its equivalent term) in the Underlying Lease. If Sublessee shall fail to duly and timely pay any installment of Rent within five (5) business days of when due, Sublessee shall also pay to Sublessor a late charge equal to [***] per month of the overdue amount, such late charge to be payable hereunder. The payment of such late charge shall be in addition to all other rights and remedies available to Sublessor in the case of non-payment of Rent.

    D.     In the event Sublessor incurs any reasonable costs or expenses (after written notice and Sublessee’s failure to cure as herein specifically set forth) which are directly attributable to damage to the Sublet Premises caused by Sublessee, its agents, contractors, servants, licensees, employees or invitees outside of normal wear and tear, Sublessee shall pay

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Sublessor or the applicable provider, as the case may be, the full amount of such costs and expenses within ten days after receipt of the applicable invoices as Additional Rent hereunder.

    E.     During the Term, Sublessee shall also pay to Sublessor, at the same time and in the same manner as Basic Rent, and otherwise in compliance with the terms of Section 2(C) of the Underlying Lease, one hundred percent (100%) of the Expense Payment (including the Building Electricity Payment) as set forth in Section 2(C) of the Underlying Lease (“Operating Expense Escalations”); provided, however, that the Base Expense Year as it applies to this Sublease shall mean the calendar year 2023. Sublessor shall promptly provide Sublessee with a copy of any Monthly Expense Payment Amount or Expense Statement (as applicable) promptly upon receipt from Underlying Landlord. Sublessee shall not have the right to audit Operating Expense Escalations absent manifest error. Pending the resolution of any audit permitted hereunder, Sublessee shall pay the Operating Expense Escalations to Sublessor in accordance with the Expense Statement furnished by Sublessor, and otherwise in accordance with the terms of Section 2(C) of the Underlying Lease. Notwithstanding anything to the contrary contained herein, and provided Sublessee is not in default beyond any applicable notice and grace periods, Sublessee shall not be obligated to make any Operating Expense Escalations with respect to periods prior to the first (1st) anniversary of the Commencement Date.

    F.    During the Term, Sublessee shall also pay to Sublessor, at the same time and in the same manner as Basic Rent, and otherwise in compliance with the terms of Section 2(D) of the Underlying Lease, one hundred percent (100%) of the Tax Payment as set forth in Section 2(D) of the Underlying Lease (“Tax Escalations”); provided, however, that the Base Tax Year as it applies to this Sublease shall mean the Tax Year commencing on July 1, 2023 and ending on June 30, 2024. Sublessor shall promptly provide Sublessee with a copy of any Tax Payment statement promptly upon receipt from Underlying Landlord. Sublessor shall deliver any refunds or adjustments received by Sublessor applicable to the Sublet Premises during the Term of this Sublease for which Sublessee shall have previously made any Additional Tax Rent.

    G.    The Security Deposit shall be in the form of an irrevocable, unconditional Letter of Credit in favor of Sublessor, in a form acceptable to Sublessor and otherwise in compliance with Article 32 of the Underlying Lease. Provided there has been no default by Sublessee under this Sublease, and the original Sublessee remains the subtenant hereunder, Sublessee shall be entitled to reduce the Security Deposit to an amount equal to [***] on the third (3rd) anniversary of the Commencement Date, in which event the Letter of Credit shall be reduced thereby.

    Underlying Lease.

A.    This Sublease shall be expressly subject and subordinate to the terms of the Underlying Lease, which provision shall be self-operative, but Sublessee shall within ten (10) days of Sublessor’s request execute any instrument reasonably requested by Sublessor or Underlying Landlord to evidence or confirm the same. If the Underlying Lease is terminated for any reason whatsoever, Underlying Landlord, at Underlying Landlord's option, may take over all of the right, title and interest of Sublessor under the Sublease and the Sublessee, at Underlying Landlord's option, shall attorn to Underlying Landlord and perform for Underlying Landlord’s benefit all the terms, covenants and conditions of such Sublease as if such Sublease were a direct lease between Underlying Landlord and Sublessee; provided however, Underlying Landlord shall not be (1) liable for any act or omission of the transferor under such Sublease (except for any such acts or omissions that (x) continue after the date that Landlord succeeds to the interest of the

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Sublessor under the Sublease, and (y) may be remedied by providing a service or performing a repair), (2) subject to any defense or offsets which the Sublessee may have against the Sublessor that accrue prior to the date that Underlying Landlord succeeds to the interest of the Sublessor, (3) bound by any previous payment that the Sublessee made to the Sublessor more than thirty (30) days in advance of the date that such payment was due, (4) bound by any obligation to make any payment to or on behalf of the Sublessee that accrues prior to the date that Underlying Landlord succeeds to the interest of the Sublessor under this Sublease, (5) bound by any obligation to perform any work or to make improvements to the Sublet Premises (other than the obligation to perform maintenance, repairs or restoration that in each case first becomes necessary from and after the date that Underlying Landlord succeeds to the interest of the Sublessor under the Sublease), (6) bound by any amendment or modification of this Sublease made without Underlying Landlord's consent (it being agreed that no such consent shall be required pursuant to this subclause (6) for any amendment or modification of the Sublease expressly contemplated herein or otherwise previously approved by Underlying Landlord (e.g., a renewal right), and (7) bound to return the Sublessee's security deposit, if any, until such deposit has come into Underlying Landlord's actual possession and the Sublessee is entitled to such security deposit pursuant to the terms of this Sublease. If the Underlying Lease shall be rejected pursuant to Section 365 of the Bankruptcy Code (as hereinafter defined) or any similar or successor statute, such rejection shall be treated by Sublessee as a termination of the Term hereunder, notwithstanding any alternative interpretation given by law to such rejection and the provisions of Section 4.(D)(xiii) of the Underlying Lease shall be applicable thereto.

    B.    The provisions of the Underlying Lease are specifically incorporated herein by reference, except such terms, covenants, conditions, provisions and agreements as are specifically inconsistent with the terms hereof or are set forth in Schedule 2(B) attached hereto (the “Excluded Provisions”) and except that all references therein to “Landlord” shall mean Sublessor, all references therein to “Tenant” shall mean Sublessee, all references to “Premises” shall mean the Sublet Premises, and all references to “this Lease” shall mean this Sublease, and all Fixed Rent and recurring items of Additional Rent payable by Sublessee shall be as set forth in this Sublease only. If any provisions of this Sublease shall conflict with any provision of the Underlying Lease, then, as between Sublessor and Sublessee, the provisions of this Sublease shall control, provided, however, that if such construction of terms would cause Sublessor to be in default under the terms of the Underlying Lease, then such inconsistency shall be resolved in favor of the Underlying Lease. Sublessee covenants and agrees to observe and perform all of the terms, covenants, conditions, provisions and agreements to be performed by Sublessor, as tenant pursuant to the Underlying Lease, except for any Excluded Provisions, and further covenants and agrees not to do or suffer or permit anything to be done which would result in a default under or cause the Underlying Lease to be terminated. Notwithstanding the foregoing, all grace periods specified in the Underlying Lease shall, for purposes of determining compliance by Sublessee with the provisions hereof, be each reduced by three (3) days, unless a shorter time period is specifically set forth in this Sublease. If (a) Sublessee shall fail to perform any of its obligations hereunder and such failure shall continue beyond receipt of written notice and the expiration of any cure period provided for herein, or (b) Underlying Landlord or Sublessor shall give any notice of failure or default under the Underlying Lease arising out of any failure by Sublessee to perform any of its obligations hereunder and Sublessee shall fail to cure such failure or default within any grace or cure period provided in this Sublease, then, in either case, Sublessor shall have the right (but not the obligation) to perform or endeavor to perform such obligation, at Sublessee’s expense, and Sublessee shall, within ten (10) days of Sublessor’s demand from time to time, reimburse Sublessor for all costs and expenses incurred by Sublessor in doing so as

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Additional Rent. If the Underlying Lease shall terminate for any reason, then this Sublease shall also terminate.

    C.    Sublessor shall not be deemed to have made any representation, warranty or indemnity (including without limitation any environmental representations, warranties or indemnities) made by Underlying Landlord in the Underlying Lease. Moreover, except as otherwise expressly set forth in this Sublease, Sublessor shall not be obligated: (i) to provide to Sublessee any of the insurance coverages or services that Underlying Landlord has agreed in the Underlying Lease to provide to Sublessor; (ii) to make any of the repairs or restorations that Underlying Landlord has agreed in the Underlying Lease to make, or to provide any improvement allowance; (iii) to comply with any laws (including without limitation environmental laws) or requirements of public authorities with which Underlying Landlord has agreed in the Underlying Lease to comply with; or (iv) to take any action with respect to the operation, administration or control of the Sublet Premises that the Underlying Landlord has agreed in the Underlying Lease to take (all of the foregoing being herein referred to as the “Underlying Landlord Services”). Sublessor shall have no liability to Sublessee on account of any failure of Underlying Landlord to undertake or provide the Underlying Landlord Services, or on account of any failure by Underlying Landlord to observe or perform any of the terms, covenants or conditions of the Underlying Lease required to be observed or performed by Underlying Landlord; provided, however, Sublessor shall use commercially reasonable efforts (excepting the institution of any litigation) to enforce its rights to such services and Underlying Landlord’s performance under the Underlying Lease to the extent Sublessor is entitled to same and Sublessee so requests. If Underlying Landlord Services are suspended solely as a result of a default by Sublessor under the Underlying Lease, same shall be deemed a default by Sublessor under this Sublease.

    D.    Whenever Sublessee desires to do any act or thing which, pursuant to the terms of the Underlying Lease, requires the consent or approval of Underlying Landlord: (i) Sublessee shall not do such act or thing without first having obtained the consent or approval of Sublessor (and Sublessor’s right to withhold consent or approval shall be independent of Underlying Landlord’s right); (ii) unless permitted to do so by Sublessor, Sublessee shall not request Underlying Landlord’s consent or approval directly (and no efforts by Sublessor to obtain Underlying Landlord’s consent or approval shall constitute Sublessor’s consent or approval or prejudice Sublessor’s right to withhold consent or approval); and (iii) in no event shall Sublessor be required to give its consent or approval prior to Underlying Landlord doing so.

    E.    The provisions of the Underlying Lease relating to Underlying Landlord Services and Underlying Landlord’s obligations to undertake maintenance and repairs shall apply to Sublessee’s benefit.

    Non-Liability; Indemnity.

    Except and to the extent caused by or due to the willful acts or gross negligence of Sublessor, or its agents, contractors, servants, licensees and employees, Sublessee shall and hereby does indemnify, defend and hold Sublessor harmless from and against any and all actions, claims, demands, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) asserted against, imposed upon or incurred by Sublessor by reason of (a) any violation caused, suffered or permitted by Sublessee, its agents, contractors, servants, licensees, employees or invitees, of any of the terms, covenants, conditions, provisions

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

or agreements of this Sublease, (b) any damage or injury to persons or property occurring upon or in connection with the use or occupancy of the Sublet Premises, (c) the use of the Sublet Premises or any business therein or any work or thing whatsoever done, or any condition created in or about the Sublet Premises during the Term (or any time prior to the Commencement Date to the extent Sublessee may have been given access to the Sublet Premises), or (d) any negligent or otherwise wrongful act or omission of Sublessee or any of its agents, contractors, servants, licensees, employees or invitees. In case any action or proceeding be brought against Sublessor or any agent, contractor, servant, licensee, employee or invitee of Sublessor by reason of any of the foregoing, Sublessee, upon notice from Sublessor, shall defend such action or proceeding by counsel chosen by Sublessee. Sublessee or its counsel shall keep Sublessor fully apprised at all times of the status of such defense and shall not settle same without the written consent of Sublessor, not to be unreasonably withheld, delayed or conditioned.

    Performance by Underlying Landlord.

Sublessor does not assume any obligation to perform the terms, covenants, conditions, provisions and agreements contained in the Underlying Lease on the part of Underlying Landlord to be performed. The representations of Underlying Landlord are not the representations of Sublessor. In the event Underlying Landlord shall fail to perform any of the terms, covenants, conditions, provisions and agreements contained in the Underlying Lease on its part to be performed, Sublessor shall be under no obligation or liability whatsoever to Sublessee. Sublessor shall cooperate with Sublessee, at no cost to Sublessor, in seeking to obtain the performance of Underlying Landlord under the Underlying Lease.

5.    Maintenance Obligations

    Sublessee shall assume the responsibility for and pay for all maintenance of and repair and replacements of the Sublet Premises and FF&E (hereafter defined) during the Term, pursuant to the terms of Article 10 of the Underlying Lease. Notwithstanding the above or provisions of the Underlying Lease to the contrary, Sublessee shall not be required to make any repairs necessitated by any condition predating the Commencement Date.

6.    Alterations.

    Sublessee shall not make any changes, alterations, additions or improvements to the Sublet Premises during the Term of this Sublease, except in strict conformance with Article 8 of the Underlying Lease. Sublessor shall not withhold approval to alterations otherwise approved by Underlying Landlord. As used in Article 8, the term “Designated Landlord Parties” shall collectively mean Underlying Landlord; the specific Landlord Parties designated by Underlying Landlord or Underlying Landlord’s representative; Sublessor; Sublessor’s partners, members, managers, officers, directors, employees, principals, trustees, agents, and such other parties designated by Sublessor. Subject to the terms of the Underlying Lease, and Underlying Landlord’s consent, Sublessee shall have the right to maintain identifying signage on the entrance door to the Sublet Premises. The location, size, materials, quality, design, color and lettering of any signs desired by Sublessee shall be in compliance with Building standards and the Underlying Lease.

7.    Initial Condition of Sublet Premises; FF&E.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

    A.    Sublessee represents that it has inspected the Sublet Premises and agrees to take the same vacant, broom clean, and otherwise in its present "AS-IS" condition, and Sublessee acknowledges that no representations with respect to the condition thereof have been made by Sublessor or anyone on Sublessor's behalf except that Sublessor represents and warrants that the Sublet Premises and all fixtures and systems that are Sublessor’s obligation to repair and maintain pursuant to Section 10(A) of the Underlying Lease shall be in good working order and condition, and in compliance with the Underlying Lease, as of the Commencement Date.

    B.    During the term of this Sublease, Sublessee shall have the right to use such existing furniture, furnishings and equipment located in or serving the Sublet Premises as identified on the inventory list annexed hereto as Schedule 7(B) (collectively the “FF&E”). The FF&E shall be delivered to Sublessee on the Commencement Date in their current “AS-IS” condition, normal wear and tear excepted. Upon the Expiration Date of the Term, Sublessee shall purchase the FF&E for a price of $10.00. On or prior to the Expiration Date, at Sublessee’s sole cost and expense, the Sublessee shall have the responsibility to remove the FF&E and repair and restore in good and workmanlike manner to good condition, any damage to the Sublet Premises or the Building caused by such removal, subject to and in accordance with Article 8 of the Underlying Lease. Notwithstanding the foregoing, if this Sublease is terminated prior to the natural Expiration Date of the Term, the FF&E shall remain the property of Sublessor and Sublessee shall surrender same to Sublessor in good order and condition, except for reasonable wear and tear and damage by fire or other casualty. Sublessee has inspected the FF&E and hereby acknowledges that the FF&E is in good condition as of the date hereof.

8.    Assignment and Subletting.

    This Sublease Agreement may not be assigned or the Sublet Premises further sublet, or encumbered in any manner, in whole or in part, during the Term of this Sublease, unless: (i) Sublessee obtains in each instance, the consent of Sublessor, which consent shall not be unreasonably withheld, and which assignment or subletting shall otherwise be subject to compliance with the provisions of Section 4 of the Underlying Lease; and (ii) Sublessee obtains, at its sole cost and expense, a waiver from Underlying Landlord of the provisions of the Underlying Lease prohibiting a permitted subtenant from assigning or further subletting the Sublet Premises, and Underlying Landlord’s consent to each such proposed assignment or subletting by Sublessee.

9.    Insurance.

    During the Term, Sublessee shall be responsible for maintaining commercial liability insurance in amount required to be carried by Sublessor and upon the terms contained in Article 42 of the Underlying Lease. Sublessee shall cause Sublessor and Underlying Landlord to be included as additional insureds in said policy which shall contain provisions, if and to the extent available, that it or they will not be cancelable except upon at least thirty (30) days' prior notice to all insureds, and that the act or omission of one insured will not invalidate the policy as to the other insureds. Sublessee shall also be responsible to maintain insurance covering its personal property and the FF&E. Sublessee shall furnish to Sublessor a certificate of insurance confirming that all such insurance is in effect at or before the Commencement Date and, on request, at reasonable intervals thereafter.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

    Each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty. To the extent that such insurance is in force and collectible and to the extent permitted by law, Sublessor and Sublessee each hereby releases and waives all right of recovery against the other or anyone claiming through or under the other by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if the insurance policies of Sublessor and Sublessee provide that such release or waiver does not invalidate the insurance. Each party agrees to use its best efforts to include in its applicable insurance policies such a provision. If the inclusion of said provision would involve an additional expense, either party, at its expense, may require such provision to be inserted in the other’s policy.

    Sublessee hereby releases Underlying Landlord or anyone claiming through or under Underlying Landlord by way of subrogation or otherwise to the extent that Sublessor released Underlying Landlord or Underlying Landlord was relieved of liability or responsibility pursuant to the provisions of the Underlying Lease, and Sublessee will cause its insurance carriers to include any clauses or endorsements in favor of Underlying Landlord which Sublessor is required to provide pursuant to the provisions of the Underlying Lease.

10.    Default.

    In the event Sublessee defaults in the performance of any of the terms, covenants, conditions, provisions and agreements of this Sublease Agreement, Sublessor shall be entitled to exercise any and all of the rights and remedies to which it is entitled by law and also any and all of the rights and remedies specifically provided to or for the benefit of Underlying Landlord in the Underlying Lease, which rights and remedies are hereby incorporated herein and made a part hereof with the same force and effect as if herein specifically set forth in full, and that wherever in the Underlying Lease rights and remedies are given to Underlying Landlord, the same shall be deemed to apply to Sublessor.

11.    Sublease Consent.

    All references herein to the Underlying Lease terms are noted only as a convenience, not representation. This Sublease shall become effective only if the written consent hereto of Underlying Landlord is obtained. Upon execution and delivery of this Sublease by Sublessor and Sublessee, Sublessor shall promptly request the consent of Underlying Landlord to this Sublease. Sublessee agrees to provide such information in connection with such request as Underlying Landlord shall reasonably request. If the foregoing consent is not obtained within sixty (60) days following the execution and delivery of this Sublease by both parties, then Sublessee may, at any time following the expiration of said sixty (60) day period, cancel this Sublease by giving written notice to Sublessor of its election to cancel. Upon Sublessor’s receipt of a valid notice of cancellation, this Sublease shall be null and void and thereupon neither party shall have any further obligation to the other. In the event that Underlying Landlord shall notify Sublessor that it will not consent to this Sublease (or any similar agreement between the Sublessee and Sublessor), then Sublessor will promptly notify Sublessee of such fact, and thereupon this Sublease shall be null and void and neither party shall have any further obligation to the other. Sublessor shall pay the cost of obtaining the Underlying Landlord’s consent to this Sublease.

12.    Notice.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

    Any notice to be given under this Sublease shall be in writing and shall be sent by nationally-recognized overnight courier, with recipient’s signature required, to the address(es) herein stated above in Basic Sublease Definitions. Each party shall have the right upon ten (10) days' prior written notice, to change, by notice in writing, the address to which such party’s notice is to be sent. Any notice to be given by Sublessor may be given by the attorneys for Sublessor. Notices shall be deemed given upon receipt or refusal thereof. Any notice that Sublessor receives from or transmits to Underlying Landlord regarding all or any portion of the Sublet Premises shall be delivered by Sublessor to Sublessee within five (5) business days following such receipt or transmission.

13.    Quiet Enjoyment.

    Sublessor covenants that Sublessee, on paying the Rent and performing all the terms, covenants, conditions, provisions and agreements hereunder, shall and may peacefully and quietly have, hold and enjoy the Sublet Premises for the term aforesaid, free from any interference or hindrance by Sublessor, but subject to the exceptions, reservations and conditions hereof.

14.    Surrender of Sublet Premises.

    On the date upon which the Term hereof shall expire and come to an end, whether on the Expiration Date, by lapse of time or otherwise, Sublessee, at Sublessee’s sole cost and expense, shall quit and surrender the Sublet Premises and all improvements thereon to Sublessor in the same good order and condition as Sublessor is delivering them to Sublessee, ordinary wear and tear excepted, together with all keys and security cards. Within thirty (30) days of such date, Sublessor shall return to Sublessee the Security Deposit, less any amounts used by Sublessor to offset expenses incurred by Sublessor due to Sublessee’s breach of this Sublease. If at the end of the Term of the Sublease, Sublessee fails to vacate the Sublet Premises in accordance with the terms of this Section 14 and Sublessor incurs any damages as a direct result thereof, then Sublessee shall be responsible for all costs, expenses and damages incurred by Sublessor as a result of Sublessee’s failure to comply in all respects with this Section 14, and any limitations on punitive, special and consequential damages set forth in the Underlying Lease shall not be applicable thereto.

15.    Successors and Assigns.

    This Sublease shall be binding upon and, except as prohibited by this Sublease or the Underlying Lease, inure to the benefit of the parties hereto and their respective successors and assigns.

16.    No Modifications.

    This Sublease may not be modified except by written agreement signed by Sublessor and Sublessee.

17.    Representations and Covenants.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

    Sublessor hereby represents to Sublessee that (i) the Underlying Lease annexed hereto is a full and complete copy of same and all amendments thereto, (ii) the Underlying Lease is in full force and effect; (iii) Sublessor has received no written notice of default from the Underlying Landlord which default remains uncured on the date hereof and there are no set of circumstances on the date hereof which, to Sublessor’s knowledge, would lead to a default under the Underlying Lease; (iv) to the best of Sublessor’s knowledge, neither Sublessor nor Underlying Landlord is in default beyond applicable notice and grace periods under the Underlying Lease, and no event has occurred or is continuing which would constitute a default under the Underlying Lease but for the requirement of the giving of notice and/or the expiration of the period of time to cure; (v) Sublessor has not assigned, granted a security interest in or encumbered in any way whatsoever its interest in the Underlying Lease, except as may be terminated prior to the Commencement Date; (vi) as of the Commencement Date, there will be no other leases or rights of third parties to occupy the Sublet Premises; and (vii) Sublessor has not received any notices of any violations of Requirements relating to the Sublet Premises. The foregoing representations shall be true as of the Commencement Date of this Sublease.

17A.    Other Sublessor Representations; Obligations.

    (a)    Notwithstanding anything contained in this Section to the contrary, in exercising its rights under this Sublease or in the event of a material default by Sublessee beyond any applicable grace and cure periods, Sublessor shall take all reasonable action to mitigate damages.

    (b)    Intentionally omitted.

    (c)    Whenever the consent of Underlying Landlord is required under the Underlying Lease for the exercise of a right hereunder, Sublessor agrees to use its reasonable, good faith efforts to obtain Underlying Landlord’s consent thereto, at Sublessee’s sole cost and expense.

    (d)    Sublessor shall timely perform all of its payment and other obligations to Underlying Landlord under the Underlying Lease. In the event Sublessor receives a default notice from Underlying Landlord regarding a non-monetary default relating to the Sublet Premises, Sublessor shall promptly provide a copy of such notice to Sublessee, and if Sublessor shall fail to remedy such default within the cure period set forth in the Underlying Lease, then upon ten (10) days’ prior written notice to Sublessor of its intent, and provided such cure has not been commenced by Sublessor within such ten-day period, then Sublessee shall have the right to cure such Sublessor default and may offset the reasonable, out-of-pocket costs of Sublessee in so doing (subject to Sublessor’s right to contest such amount or the need for such cure) against the rental obligations becoming due.

    (e)    Sublessor shall not do, omit to do, or permit to be done any act or thing which may constitute a breach or violation of any term, covenant or condition of the Underlying Lease by the Sublessor thereunder.

18.    Inability to Perform; Delays.

    If Sublessee shall be delayed in obtaining possession of the Sublet Premises or Sublessee’s use of the Sublet Premises becomes materially impaired, because of delays in obtaining consent or for any other reason beyond the reasonable control of Sublessor (including casualty or condemnation), Sublessor shall not be subject to any liability, the effectiveness of this

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Sublease shall not be affected and the Term shall not be extended, but the Rent shall be equitably abated (provided Sublessee is not responsible for the delay in obtaining consent or the impairment of the Sublet Premises) until possession shall have been made available to Sublessee or Sublessee’s use of the Sublet Premises shall become unimpaired.

19.    Notice of Accidents.

    Sublessee shall give Sublessor and Underlying Landlord notice of any fire, casualty or accident in or about the Sublet Premises promptly after Sublessee becomes aware of such event.

20.    Casualty/Condemnation.

The terms of Article 11 of the Underlying Lease shall apply in the event of a casualty in or to the Sublet Premises. If the Underlying Lease is terminated pursuant to the provisions thereof as the result of a taking of all or any portion of the Building by condemnation (or deed in lieu thereof), this Sublease shall likewise terminate. In such event, Sublessee shall have no claim to any portion of the award with respect to any such taking, except to file a claim for the value of its fixtures or for moving expenses; provided, however, that Sublessor’s award is not thereby reduced or otherwise adversely affected.

21.    Bankruptcy.

    In the event Sublessee becomes the subject of proceedings involving bankruptcy, insolvency or reorganization of Sublessee, or if Sublessee makes an assignment for the benefit of creditors, or petitions for, or enters into an arrangement with creditors, Sublessor shall have the same rights as to Sublessee as are afforded Underlying Landlord under the Underlying Lease under similar circumstances involving Sublessor.

22.    No Waiver, etc.

    The failure of Sublessor or Sublessee to enforce any terms, covenants, conditions, provisions or agreements of this Sublease shall not prevent the later enforcement thereof or a subsequent act which would have constituted a violation from having all the force and effect of an original violation. The receipt by Sublessor or payment by Sublessee of Rent or other amounts with knowledge of the breach of any covenant of this Sublease shall not be deemed a waiver of such breach. The parties hereto, to the fullest extent permitted by law, waive trial by jury in any action or proceeding relating hereto and consent to the jurisdiction of the applicable court system of the jurisdiction in which the Sublet Premises is situated.

23.    Limitations on Sublessee’s Remedies.

    With respect to any provision of this Sublease which specifically requires that Sublessor shall not unreasonably withhold or unreasonably delay its consent or approval, Sublessee in no event shall be entitled to make, nor shall Sublessee make, any claim, and Sublessee hereby waives any claim, for any sum of money whatsoever as damages, costs, expenses, attorneys’ fees or disbursements, whether affirmatively or by way of setoff, counterclaim or defense, based upon any claim or assertion by Sublessee that Sublessor has unreasonably withheld or unreasonably delayed such consent or approval. Sublessee’s sole remedy for claimed unreasonable withholding or unreasonable delaying by Sublessor of its consent or approval shall be an action

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

or proceeding brought and prosecuted solely at Sublessee’s own cost and expense to enforce such provision, for specific performance, injunction or declaratory judgment.

24.    Rules and Regulations.

    Sublessee agrees to comply in all material respects with all rules and regulations that Underlying Landlord has made or may hereafter from time to time promulgate for the Building which are provided to Sublessee in writing. Sublessor shall not be liable in any way for damage caused by the non-observance by any of the other tenants of such similar covenants in their leases or of such rules and regulations.

25.    Access; Occupancy; Consents.

    A.    Access. Sublessee shall have access to the Sublet Premises during the Term of this Sublease Agreement, 24/7. Sublessee shall be provided with one or more badges, which will provide Sublessee’s employees with access to the Building and Sublet Premises.

    B.    Consents. Sublessor agrees that, whenever a provision in the Underlying Lease requires the consent of the Underlying Landlord, Sublessor shall request Underlying Landlord’s consent in each case.

    C.     Conference Rooms. Sublessee hereby agrees to grant Sublessor a limited right to use some of the conference rooms within the Sublet Premises. Sublessor shall provide sufficient notice to reserve the use of the conference rooms.

26.    Entire Agreement; Miscellaneous.

    A.    This Sublease shall be governed by and construed in accordance with the laws of the state of New Jersey, without regard to the conflicts of law principles thereof.

    B.    The paragraph headings in this Sublease are inserted only as a matter of convenience for reference and are not to be given any effect in construing this Sublease.

    C.    If any of the provisions of this Sublease or the application thereof to any person or circumstance shall be, to any extent, held to be invalid or unenforceable, the remainder of this Sublease shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

    D.    All of the terms and provisions of this Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

    E.    All prior negotiations and agreements relating to this Sublease and the Sublet Premises are merged into this Sublease, and this Sublease contains the entire agreement of the parties with respect to the subject matter hereof. This Sublease may not be amended, modified or terminated, in whole or in part, nor may any of the provisions be waived, except by a written instrument executed by the party against whom enforcement of such amendment, modification, termination or waiver is sought and unless the same is permitted under the provisions of the Underlying Lease.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

    F.    Each of Sublessor and Sublessee represents and warrants to the other that each person executing this Sublease is a duly authorized representative of Sublessor or Sublessee, as the case may be, and has full authority to execute and deliver this Sublease.

    G.    This Sublease shall have no binding force and effect and shall not confer any rights or impose any obligations upon either party unless and until both parties have executed it and Sublessor shall have obtained Underlying Landlord’s written consent to this Sublease pursuant to the provisions hereof and delivered to Sublessee an executed copy of such consent. Under no circumstances shall the submission of this Sublease in draft form by or to either party be deemed to constitute an offer for the subleasing of the Sublet Premises.

    H.    This Sublease may be executed in several counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Execution of this Sublease Agreement by facsimile or e-mailed signatures, shall be the equivalent of an original ink signature and shall be binding on the party that transmits its signature in such manner.

    I.    Each and every right and remedy of Sublessor under this Sublease shall be cumulative and in addition to every other right and remedy herein contained or now or hereafter existing at law or in equity, by statute or otherwise.

    J.    At any time and from time to time Sublessee shall, within ten (10) days after written request by Sublessor, execute, acknowledge and deliver to Sublessor a written statement certifying (i) that this Sublease has not been modified and is in full force and effect or, if modified, that this Sublease is in full force and effect as modified, and specifying such modification(s), (ii) the dates to which Rent and other amounts have been paid, (iii) that, to the best of Sublessee’s knowledge, no defaults exist under this Sublease or, if any do exist, the nature of such default(s) and (iv) as to such other matters as Sublessor may reasonably request.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

IN WITNESS WHEREOF, the parties hereto have executed this Sublease Agreement as of the day and year first above written.

SUBLESSOR:

Zentalis Pharmaceuticals, Inc.

By: /s/ Kimberly Blackwell, M.D.
    Name: Kimberly Blackwell, M.D.
    Title: Chief Executive Officer

Zentalis Pharmaceuticals, Inc.

By: /s/ Melissa Epperly
    Name: Melissa Epperly
    Title: Chief Financial Officer

SUBLESSEE:

LM COHEN & CO. LLP

    By: /s/ [***]
        Name: [***]
    Title: Managing Partner

FEID#: __________________
Federal Identification Number

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

EXHIBIT A

Floorplan Identifying Sublet Premises

[Exhibit A omitted in accordance with Item 601(a)(5) of Regulation S-K]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

EXHIBIT B

Underlying Lease

[Exhibit B omitted in accordance with Item 601(a)(5) of Regulation S-K]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SCHEDULE 1(A)

BASIC RENT SCHEDULE

[Schedule 1(A) omitted in accordance with Item 601(a)(5) of Regulation S-K]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SCHEDULE 2(B)

EXCLUSIONS FROM SUBLEASE
[Schedule 2(B) omitted in accordance with Item 601(a)(5) of Regulation S-K]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SCHEDULE 7(B)

FF&E Inventory

[Schedule 7(B) omitted in accordance with Item 601(a)(5) of Regulation S-K]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

AMENDMENT TO THE AGREEMENT OF SUBLEASE
This Amendment (the “Amendment”) is made as of April 10, 2023, by and between Zentalis Pharmaceuticals, Inc., a Delaware corporation (“Sublessor”), and L.M. Cohen & Co. LLP Certified Public Accountants, a New York limited liability partnership (“Sublessee”).
WHEREAS, the parties entered into that certain Agreement of Sublease (the “Agreement”), dated as of March 6, 2023, in which the Sublessee’s name was incorrectly stated to be “LM Cohen & Co. LLP”; and
WHEREAS, the parties desire to amend the Agreement to correct the legal name of the Sublessee.
NOW, THEREFORE, the parties hereby agree as follows:
1.The Agreement is hereby amended by replacing each and every instance of “LM Cohen & Co. LLP” with “L.M. Cohen & Co. LLP Certified Public Accountants.”

9424743 v5

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date set forth above.

SUBLESSOR:                SUBLESSEE:

Zentalis Pharmaceuticals, Inc.        L.M. Cohen & Co. LLP Certified Public Accountants

By: /s/ Melissa Epperly            By: /s/ [***]
Name: Melissa Epperly            Name: [***]
Title: Chief Financial Officer        Title: Managing Partner